EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Second Quarter 2016 Results

REDWOOD CITY, CA — August 10, 2016 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its second quarter ended June 30, 2016. Revenues for the second quarter were $1.9 million, compared with revenues of $2.0 million for the first quarter ended March 31, 2016 and $2.2 million for the comparable quarter of 2015.

License revenue for the second quarter of 2016 was $1.0 million, same as for the prior quarter and $1.1 million for the comparable quarter of 2015. The majority of the second quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the second quarter of 2016, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.6 million, or $0.53 per basic and diluted share, as compared with GAAP net loss of $2.1 million, or $0.42 per basic and diluted share, for the first quarter of 2016 and GAAP net loss of $2.5 million, or $0.51 per basic and diluted share, for the comparable quarter of 2015.

As of June 30, 2016, the Company had $25.0 million of cash and cash equivalents and short-term investments, compared to a combined balance of $27.3 million as of March 31, 2016 and $35.3 million as of June 30, 2015.

“Over the past quarter we began promoting  Vmoso as a mobile platform to our legacy customers for enhancing either  their internal enterprise collaboration or external business engagement, which has been very well received across the entire installed base.  On top of that, we continue to develop key partnerships and target net new lighthouse accounts for Vmoso globally, gaining solid momentum in all key markets,” said Dr. Pehong Chen President, and CEO of BroadVision. “Vmoso’s strategic strength is to improve productivity and knowledge management through transformative changes in how people work. This message is resonating with customers and gaining traction vis-a-vis group chat offerings such as Facebook for Work, Skype for Business, Slack, etc."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, August 10, 2016, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-771-4371, with pin code 42767799. Callers outside North America should call +1-847-585-4405 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. Afterwards, an audio recording of the call will also be available on the Company’s website at www.BroadVision.com.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to enhance customers’ businesses, market acceptance of Vmoso and the ability of Vmoso to transform business operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent annual report on Form 10-K, as amended, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$24,979	$29,131
Other current assets	2,026	2,849
Total current assets	27,005	31,980
Other non-current assets	226	230
Total assets	$27,231	$32,210
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,216	$5,783
Other non-current liabilities	822	918
Total liabilities	6,038	6,701
Total stockholders' equity	21,193	25,509
Total liabilities and stockholders' equity	$27,231	$32,210

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Software licenses	$1,010	$1,109	$2,029	$2,196
Services	912	1,078	1,902	2,487
Total revenues	1,922	2,187	3,931	4,683
Cost of revenues:
Cost of software revenues	43	40	81	85
Cost of services	807	817	1,579	1,534
Total cost of revenues	850	857	1,660	1,619
Gross profit	1,072	1,330	2,271	3,064
Operating expenses:
Research and development	1,703	1,797	3,446	3,655
Sales and marketing	1,100	1,305	2,251	2,445
General and administrative	964	866	1,949	1,754
Total operating expenses	3,767	3,968	7,646	7,854
Operating loss	(2,695)	(2,638)	(5,375)	(4,790)
Other income (expense), net	98	143	754	(1,245)
Loss before provision for income taxes	(2,597)	(2,495)	(4,621)	(6,035)
Provision for income taxes	(6)	(1)	(33)	(16)
Net loss	$(2,603)	$(2,496)	$(4,654)	$(6,051)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.53)	$(0.51)	$(0.95)	$(1.25)
Shares used in computing:
Weighted average shares-basic and diluted	4,914	4,849	4,905	4,841